Exhibit 10.2
                                                                 Execution Copy

                           OPTION REPURCHASE AGREEMENT

               This Option Repurchase Agreement (this "Agreement") is made and entered into as of May 17, 2005 by and between Brink International B.V. (the "Company"), a private company with limited liability ("besloten vennootschap met beperkte aansprakelijkheid") organized and existing under the laws of The Netherlands, having its corporate seat at Staphorst (address: 7951 CX Staphorst, Industrieweg 5, The Netherlands), and Gerrit DeGraaf (the "Optionholder").

               WHEREAS, the Optionholder is an employee of the Company and/or one of its Subsidiaries;

               WHEREAS, pursuant to that certain Brink Management Option Subscription Agreement (the "BRINK SUBSCRIPTION AGREEMENT") dated as of the date hereof between the Company and the Optionholder, among other things, the Company agreed to grant and the Optionholder agreed to acquire options to purchase 7254 ordinary shares of the Company (the "RESTRICTED OPTIONS"); and

               NOW, THEREFORE, the parties hereto agree as follows:

               1. DEFINITIONS. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

               "ADJUSTED BRINK EBITDA" means, for any period, the net income (or net loss) of the Brink Companies, determined in accordance with GAAP, plus (a) any provision for (or less any benefit from) Income Taxes, (b) any deduction for interest expense, net of interest income and (c) depreciation and amortization expense (including the amortization of capitalized tooling that is customer owned and non-reimbursed), and as adjusted for the following items (to the extent that they are reflected in net income or net loss):

               (i) elimination of: (A) all extraordinary gains and losses determined in accordance with GAAP (APB 30), (B) gains and losses from sales or dispositions of property and equipment or other fixed assets, (C) all non-recurring income and expense items not incurred in the ordinary course of business to the extent included in the determination of net income for the relevant determination period and (D) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period;

               (ii) add back for the portion of the management fees that are paid or accrued to members of the Castle Harlan Group, pursuant to the Management Agreement charged to the Brink Companies in accordance with past practice; and

               (iii) elimination of any income statement impact from the reserve established by any of the Brink Companies in connection with the G3.0 Model Recall (as defined in the Securities Purchase Agreement), to the extent Losses (as defined in the Securities Purchase Agreement) arising from the G3.0 Model Recall are actually paid for or reimbursed by the Sellers or are subject to a continuing obligation of indemnification of the Sellers pursuant to Article IX of the Securities Purchase Agreement under which the Sellers are not in default.

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               Each of the financial accounting terms in this definition of
Adjusted Brink EBITDA shall be determined in accordance with GAAP, to the extent such items are addressed by GAAP.

               "AFFILIATE" shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to "control" another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise). For purposes of an individual, an Affiliate of such individual shall also mean any family member of such individual or a Person owned 10% or more by such individual.

               "ATTRIBUTED CONSOLIDATED EBITDA MULTIPLE" shall be determined, in connection with a Consolidated Change in Control, as the quotient determined by dividing:

                      (A)   the Fair Value of the consideration
                            received, without duplication, for the sale of the equity interests sold by all holders of equity interests in the Persons or assets sold in the Consolidated Change in Control on an enterprise value basis and without giving effect to any reduction of net Indebtedness (as of the date of receipt thereof) plus

                      (B) if applicable, the Fair Value of any direct or indirect beneficial ownership interest maintained by any holder of equity interests in the Persons or any successor entity immediately after such Consolidated Change in Control in lieu of the sale or disposition of such interests for cash; PROVIDED, that, in the case of a Consolidated Change in Control occurring as part of a Public Offering, the Fair Value of any class of equity interests publicly offered shall be the price at which such interests are sold to the public in such Public Offering.

               BY

               the earnings before interest, tax, depreciation and amortization of the Persons or the businesses being sold in the Consolidated Change in Control (determined using the definition of "Adjusted Brink EBITDA" and replacing references therein to the "Brink Companies" with the Persons or businesses being sold in such Consolidated Change in Control).

               "BOARD" shall mean the Board of Managers of the Parent.

               "BRINK CHANGE IN CONTROL" means the initial event or series of events that does not otherwise constitute a Consolidated Change in Control in which:

                     (i) any Persons who are not shareholders of the Company as of the date hereof shall become the direct or indirect beneficial owners (within the meaning of Section 13(d) of the Exchange Act) of equity interests in the

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               Company which represent a majority of the voting power of all classes of equity interests of the Company taken together as one class, except pursuant to an underwritten Public Offering; or

                    (ii) there shall occur a sale or other disposition of all or substantially all of the assets of the Brink Parent, other than to the Parent and/or to one or more Subsidiaries of the Parent that are and that remain a corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power or more than 50% of the general partnership interests are owned by the Parent or any Subsidiaries of the Parent.

               "BRINK COMPANIES" shall mean, collectively, the Brink Parent and its Subsidiaries.

               "BRINK PARENT" shall mean AAS Acquisitions, LLC.

               "CALCULATED OPTION VALUE" shall mean the amount determined by calculating the difference between (a) the quotient determined by dividing (i) Total Brink Equity Value, as of the Repurchase Price Date, by (ii) the number of outstanding Options, including all of the Restricted Options, outstanding on a Fully Diluted Basis on the Repurchase Price Date, less (b) the Option Exercise Price with respect to such Restricted Option.

              "CASH EQUIVALENTS" shall mean (i) United States dollars, (ii) cash denominated in foreign currencies based upon the exchange rate set forth in the Wall Street Journal on the relevant date of determination, (iii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iv) certificates of deposit with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (v) commercial paper rated, "P-1," "A-1" or the equivalent thereof by Moody's or S&P, respectively, and in each case maturing within 180 days after the date of acquisition, (vi) shares of money market funds that invest solely in United States dollars and securities of the types described in clauses (iii) through (v), and (vii) demand and time deposits and certificates of deposit with an Eligible Institution or with commercial banks insured by the Federal Deposit Insurance Corporation; PROVIDED, that the face amount of any outstanding uncashed checks written by the Company or any of its Subsidiaries shall be deducted in the determination of Cash Equivalents to the extent not otherwise treated as a current liability in any relevant determination.


               "CASTLE HARLAN GROUP" shall mean CHP IV, CHI and any other accounts or funds managed by CHI or any Affiliate of CHI, other than the Parent and its Subsidiaries.

               "CAUSE" shall mean with respect to the Optionholder, (a) the Optionholder's continued failure to substantially perform the Optionholder's duties, (b) failure to follow the lawful directions of the Board of Managers of the Parent or any Subsidiary by whom the Optionholder is then employed, either directly or indirectly through its Chairman, (c) material, willful acts of dishonesty, theft or fraud resulting or intending to result in personal gain or enrichment at the expense of the Parent or any of its Subsidiaries, (d) commission of a felony, (e)

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a violation of any written policy of the Parent or any of its Subsidiaries including, but not limited to, the Parent's or any Subsidiaries' by whom the Optionholder is then employed employment manuals, rules and regulations which materially and adversely affects the Parent or any of its Subsidiaries by whom the Optionholder is then employed or could reasonably be expected to materially and adversely affect the Parent or any of its Subsidiaries by whom the Optionholder is then employed, or (f) the Optionholder engaging in any act that is intended, or may reasonably be expected to materially harm the reputation, business or operations of the Parent or any of its Subsidiaries by whom the Optionholder is then employed or any member of their respective Boards of Managers or similar governing bodies or (g) any other material breach of this Agreement or any other agreement with the Parent or any of its Subsidiaries that the Optionholder signs in his personal capacity, including, but not limited to, any non-competition and confidentiality agreement, but excluding the Securities Purchase Agreement. Prior to a termination for "Cause", the Optionholder shall be entitled to written notice from the Parent or the Company and ten (10) business days to cure the deficiency leading to the Cause determination, if such deficiency is curable. Notwithstanding the foregoing and without limiting the foregoing in any way, for the avoidance of doubt, the Optionholder shall receive written notice and ten (10) business days to cure a deficiency under subsections
(a) and (b) hereof. Notwithstanding the foregoing, to the extent that the Optionholder is subject to an employment agreement with the Parent and/or one of its Subsidiaries that contains a definition of cause, "Cause" under this Agreement shall be as defined in such employment agreement.

               "CONSOLIDATED CHANGE IN CONTROL" means the initial event or series of events in which:

                     (i) any Persons who are not Equityholders as of the date hereof shall become the direct or indirect beneficial owners (within the meaning of Section 13(d) of the Exchange Act) of equity interests in the Parent which represent a majority of the voting power of all classes of equity interests of the Parent taken together as one class, except pursuant to an underwritten Public Offering; or

                     (ii) there shall occur a sale or other disposition of all or substantially all of the assets of the Parent, other than to the Parent and/or to one or more Subsidiaries of the Parent that are and that remain a corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power or more than 50% of the general partnership interests are owned by the Parent or any Subsidiaries of the Parent; or

                     (iii) so long as no Consolidated Change in Control has
               occurred under clauses (i) or (ii) above at such time, CHP IV, John K. Castle or Leonard M. Harlan shall cease to have the right to designate and elect a majority of the members of the Board of Managers of the Parent; or

                     (iv)  a CHP IV Distribution has occurred; or

                     (v) a Brink Change in Control in which contemporaneously therewith, there shall occur a sale or other disposition of more than 50% of the equity

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               interests in or all or substantially all of the assets of, all other businesses of the Parent (including the SportRack and/or Valley businesses) other than to the Parent and/or to one or more Subsidiaries of the Parent that are and that remain a corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power or more than 50% of the general partnership interests are owned by the Parent or any Subsidiaries of the Parent.

PROVIDED, that, in no event shall a Consolidated Change in Control be deemed to occur as a result of the sale or other disposition of the SportRack and/or Valley businesses in the absence of a contemporaneous Brink Change in Control, even if such sale or disposition represents all or substantially all of the assets of the Parent.

               "CHI" shall mean Castle Harlan, Inc., a Delaware corporation.

               "CHP IV" shall mean Castle Harlan Partners IV, L.P., a Delaware limited partnership

               "CHP IV DISTRIBUTION" shall mean the distribution by CHP IV of all of its equity interests in the Parent (or the securities issued in respect thereof or in exchange therefor) to its limited partners, other than by reason of the dissolution, liquidation or termination of CHP IV.

               "COMPANY" shall have the meaning set forth in the preamble to this Agreement.

               "DETERMINATION DATE" shall mean the last day of each Measurement Period; PROVIDED, that in the event of a Brink Change in Control or Consolidated Change in Control, the "Determination Date" shall mean the date that such Brink Change in Control or Consolidated Change in Control occurs.

               "DISABILITY" shall mean a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Optionholder is unable to perform the essential functions of his job with or without reasonable accommodation. Notwithstanding the foregoing, to the extent that the Optionholder is subject to an employment agreement with the Parent and/or one of its Subsidiaries that contains a definition of disability, "Disability" under this Agreement shall be as defined in such employment agreement or if the Optionholder is not subject to an employment agreement with the Parent and/or one of its Subsidiaries and such Optionholder is covered by a disability policy covering employees of the Parent and/or the relevant Subsidiary by whom the Optionholder is then employed, then "Disability" shall be defined as such term is defined in such policy.

               "ELIGIBLE INSTITUTION" means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated "A" (or higher) according to Moody's or S&P at the time as of which any investment or rollover therein is made.

               "EMPLOYEE GOOD REASON" shall mean, without the consent of the Optionholder (a) a reduction in base salary or any agreed upon benefit provided to the Optionholder; provided that the Parent or any of its Subsidiaries may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program (in

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each case, other than base salary) provided to the Optionholder for any reason and without the Optionholder's consent if such modification, suspension or termination is consistent with modifications, suspensions or terminations for other employees of the Parent or any of its Subsidiaries that are on a level comparable to the Optionholder, (b) a material reduction in the Optionholder's responsibilities or duties (other than a change in the number or identity of persons reporting to the Optionholder) or the title of the Optionholder or (c) the requirement by the Board of Managers of the Parent or any of its Subsidiaries (or any comparable governing body) that the Optionholder relocate his residence from the Staphorst, Holland area; PROVIDED, that, the Parent shall have thirty (30) days after receipt of notice from the Optionholder to cure the deficiency resulting in the termination with Employee Good Reason. Notwithstanding the foregoing, to the extent that the Optionholder is subject to an employment agreement with the Parent and/or one of its Subsidiaries that contains a definition of good reason or employee good reason, "Employee Good Reason" under this Agreement shall be as defined in such employment agreement.

               "EQUITYHOLDER" means holders of equity interests of the Parent or any member of the Castle Harlan Group and their respective Affiliates, but only to the extent the foregoing hold interests in the Parent, the voting control over which is vested with an officer, director or senior employee of CHI.

               "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

               "EXISTING SENIOR CREDIT FACILITY" means the Amended and Restated Credit Agreement among SportRack LLC, Valley Industries LLC, Brink B.V., various lenders from time to time party thereto, and General Electric Capital Corporation as agent for such lenders, as such Amended and Restated Credit Agreement may be amended, supplemented, or otherwise modified or replaced from time to time including any refinancing thereof.

               "FAIR VALUE" means, on any date specified herein (i) in the case of Cash Equivalents, the dollar amount thereof, (ii) in the case of a security admitted for trading on any national securities exchange or quoted in the over-the-counter market, the Market Price, (iii) in the case of securities or property subject to a sale agreement, the implied fair market value thereof, to the extent such value may be clearly extrapolated from the express provisions of the agreements or instruments governing the sale or disposition of such securities or property and (iv) in all other cases, the fair market value thereof as determined in good faith by the Parent.

               "FIRST ANNIVERSARY" shall mean December 31, 2005.

               "FIRST DAY OF MEASUREMENT PERIOD" shall mean the first day of the next calendar month immediately following the month of the Starting Date.

               "FIRST MEASUREMENT PERIOD" shall mean the period commencing on the First Day of Measurement Period and ending on the First Anniversary.

               "FULLY-DILUTED BASIS" shall mean with respect to any Person, all outstanding equity interests in such Person, whether or not subject to a repurchase agreement, and after giving effect to any additional equity interests of such Person issued or issuable upon the exercise, conversion or exchange of any options, warrants and other rights to acquire equity

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interests of such Person outstanding, whether or not vested, on or immediately prior to the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof); PROVIDED, HOWEVER, that with respect to Restricted Options, only those Restricted Options that have become Type 2 Restricted Options, including any portion of the Type 1 Restricted Options that have been tested under Section 3(c)(i) and have become Type 2 Restricted Options and any Type 1 Restricted Options only to the extent that they are being tested under Section 3(c)(i) hereof shall be counted in the determination of Fully-Diluted Basis.

               "GAAP" shall mean U.S. generally accepted accounting principles Consistently Applied (as such term is defined in the Securities Purchase Agreement).

               "GOVERNMENTAL ENTITY" means any nation or government, any foreign, federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, court or arbitrator of competent jurisdiction, stock exchange board, bureau, instrumentality, agency, organization, self-regulatory authority or other entity exercising executive, legislative, judicial, taxing, regulatory, quasi-governmental or administrative powers or functions of or pertaining to government.

               "INCOME TAXES" means Taxes imposed upon, or measured by, net income.

               "INDEBTEDNESS" means, without duplication, with respect to any Person and its Subsidiaries (i) all indebtedness for borrowed money, (ii) all obligations for the deferred purchase price of property and assets or services, other than those incurred in the ordinary course of business (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are ordinarily made, (iv) all capitalized lease obligations (including, in the case of the Parent and its Subsidiaries, whether or not treated as a capitalized lease obligation under GAAP, the aggregate amount of the unpaid obligations under the lease entered into in connection with the French Facility Building Sale/Leaseback Transaction (as defined in the Securities Purchase Agreement)), (v) all obligations under acceptance, standby letters of credit or similar facilities, (vi) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest (it being understood that, for purposes of this definition, redeemable warrants shall not constitute Indebtedness until the holder of any such warrant is entitled by its terms to require redemption thereof), (vii) all obligations guaranteeing any Indebtedness, leases, dividends or other obligations, of any other Person in any manner, whether directly or indirectly, (viii) all accrued interest of all obligations referred to in (i) - (vii) and (ix) all obligations referred to in
(i) - (viii) of a third-party secured by any Lien on property or assets; PROVIDED, that Indebtedness shall exclude all intercompany Indebtedness between the Brink Companies but shall not exclude Indebtedness owing by any of the Brink Companies to the Parent or any Subsidiary of the Parent that is not a member of the Brink Companies; PROVIDED, FURTHER, that the amounts of the "other non-current assets" specifically referenced in subsection (j) of the definition of Net Indebtedness in the Securities Purchase Agreement outstanding on any relevant date of determination arising with respect to the French Facility Building Sale/Leaseback Transaction (as defined in the Securities Purchase Agreement), together with accrued and unpaid interest thereon through the relevant date of determination, shall reduce the amount of Indebtedness in any relevant

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determination of Indebtedness. For the avoidance of doubt, any unfunded portion (whether or not recorded in the books and records of the Parent and its Subsidiaries) of any pension plan of the Parent and its Subsidiaries, whether a U.S. Benefit Plan covered by Title IV of ERISA or a Foreign Pension Plan, in each case as defined in the Securities Purchase Agreement, shall not be considered part of Indebtedness.

               "IRR" means the compounded internal rate of return to the Brink Parent with respect to its investment in the Company and its Subsidiaries calculated for the period from the Starting Date to any Determination Date, based on the Original Equity Value, any Subsequent Equity Contribution and the Total Brink Equity Value (as though such Total Brink Equity Value were paid in full to the Brink Parent on the relevant Determination Date), based on the following equation:

               Brink Parent Equity Value = ((1 + IRR)N x Original Equity Value) + ((1 + IRR)S x Subsequent Equity Contribution) - ((1+IRR)T x dividends, distributions on equity or redemption proceeds in respect of capital stock or other equity securities received, directly or indirectly, by the Brink Parent (excluding in all cases, tax distributions and management fees paid or payable to the Brink Parent or any other Subsidiary of the Parent that is not a member of the Brink Group).

               where N is the number of whole months from the Starting Date to the Determination Date, S is the number of whole months from the date of the applicable Subsequent Equity Contribution by the Brink Parent in the Company or any of its Subsidiaries, without duplication, to the Determination Date and T is the number of whole months from the date of such dividend, distribution or redemption to the Determination Date.

               "IRR-BASED OPTIONS" shall mean 3,625 of the Restricted Options acquired by the Optionholder.

               "IRR TARGET" shall mean, with respect to 1,208 Restricted Options, an IRR of 1.5309470% per month from the Starting Date to the Determination Date and, with respect to 2,417 Restricted Options, an IRR of 1.8769265% per month from the Starting Date to the Determination Date; provided that, with respect to the IRR Based Options that become Type 2 Restricted Options on the basis of achievement of a 1.8769265% per month IRR, to the extent the IRR as of the Determination Date, is more than 1.5309470% per month and less than 1.8769265% per month, such IRR Based Options shall proportionately become Type 2 Restricted Options using a straight line interpolation following Appendix A.

               "LIEN" means any preemptive right, mortgage, restriction on voting or transfer or any pledge, lien (statutory or otherwise), usufruct, hypothetical assignment for security, "claim" (as such term is used in this context outside of the United States), preference priority charge, hypothecary, encumbrance or security interest of any kind.

               "MANAGEMENT AGREEMENT" means the management agreement among the Parent, Advanced Accessory Systems, LLC and CHI, as may be amended, modified or supplemented from time to time.

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               "MARKET PRICE" means, on any date specified herein with respect to any securities, the amount per share of the securities, equal to (i) the last reported sale price of such securities, regular way, on such date or, in case no such sale takes place on such date, the average of the closing bid and asked prices thereof regular way on such date, in either case as officially reported on the principal national securities exchange on which such securities are then listed or admitted for trading, (ii) if such securities are not then listed or admitted for trading on any national securities exchange but are designated as a national market system security by the National Association of Securities Dealers ("NASD"), the last reported trading price of such securities on such date, or (iii) if there shall have been no trading on such date or if the securities are not so designated, the average of the closing bid and asked prices of such securities on such date as shown by the NASD automated quotation system.

               "MEASUREMENT PERIOD" shall mean any of the First Measurement Period, the Second Measurement Period and the Third Measurement Period, as applicable.

               "OPTION EXERCISE PRICE" shall mean (euro)176.01 per Restricted Option.

               "OPTIONS" shall mean outstanding options that may be exercised to purchase Shares of the Company.

               "ORIGINAL EQUITY VALUE" means (euro)36,460,000.

               "PARENT" shall mean the Company's indirect parent, CHAAS Holdings, LLC.

               "PERSON" shall mean any individual, partnership, corporation, trust, unincorporated association or other entity which is recognized as having legal personality.

               "PUBLIC OFFERING" shall mean a public offering of equity interests of the Parent or any of its Subsidiaries or any of their successors.

               "REPURCHASE PRICE DATE" shall have the meaning set forth in
Section 3(a) hereof.

               "REPURCHASE RESTRICTIONS" shall have the meaning set forth in
Section 3(d) of this Agreement.

               "RESTRICTED OPTIONS" shall mean (a) all Options purchased by the Optionholder pursuant to the Brink Subscription Agreement and (b) all equity interests issued with respect to the Options referred to in clause (a) above in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Options.

               "RETIREMENT" shall mean the termination of the Optionholder's employment with the Parent (if the Optionholder is then employed by the Parent) or any of the Parent's Subsidiaries by whom the Optionholder is then employed (other than due to termination for Cause, Disability or death) after Optionholder has attained age sixty-three (63), unless retirement from less than all of the Parent and its Subsidiaries is otherwise agreed to or requested by the Parent.

               "SECOND ANNIVERSARY" shall mean December 31, 2006.

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               "SECOND MEASUREMENT PERIOD" shall mean the period commencing on the day immediately after the First Anniversary and ending on the Second Anniversary.

               "SECURITIES PURCHASE AGREEMENT" shall mean the Securities Purchase Agreement dated as of April 15, 2003, among Advanced Accessory Systems, LLC, each of the "Sellers" on Annex A attached thereto and the Parent.

               "SELLERS" shall have the meaning ascribed to such term under the Securities Purchase Agreement.

               "SHARES" means the Company's ordinary shares and any other equity interests of the Company, the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any equity interests entitled to a preference.

               "STARTING DATE" shall mean June 30, 2004.

               "SUBSEQUENT EQUITY CONTRIBUTION" shall mean, without duplication, the amount of equity invested in the Brink Parent, the Company or any Subsidiaries of the Company, directly or indirectly, at any time after the Starting Date.

               "SUBSIDIARY" means any Person more than 50% of the outstanding voting or equity securities of which, or any partnership, joint venture or other entity more than 50% of the total equity or other economic interest of which, is directly or indirectly owned by another Person.

               "TAX" (or, when referring to more than one Tax, the term "Taxes") includes any Federal, state, provincial, local or foreign net income, gross income, net receipts, gross receipts, profit, capital, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, AD VALOREM, value-added, transfer, stamp, employment or other tax, custom, duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

               "TERMINATION DATE" shall mean the date on which the Optionholder's employment with the Parent (if the Optionholder is then employed by the Parent) or any of the Parent's Subsidiaries by whom the Optionholder is then employed terminates (unless termination from less than all of the Parent and its Subsidiaries is otherwise agreed to or requested by the Parent).

               "THIRD ANNIVERSARY" shall mean December 31, 2007.

               "THIRD MEASUREMENT PERIOD" shall mean the period commencing on the day immediately after the Second Anniversary and ending on the Third Anniversary.

               "TIME-BASED OPTIONS" shall mean 50.00% of the Restricted Options purchased by the Optionholder.

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               "TOTAL BRINK EQUITY VALUE" shall mean the equity value of the
Brink Companies, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), calculated as follows:

               (i) In the event that no Brink Change in Control or Consolidated Change in Control has occurred, the following:

                     (A) (5.6 x Adjusted Brink EBITDA for the relevant
                         Measurement Period) less

                     (B) all principal, interest, fees and premium, if any
                         (to the extent such premium would be payable on the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof)), on all Indebtedness of the Brink Companies recorded as such on the books and records of the Brink Companies (including any Indebtedness owing by the Brink Companies to Parent or any of its Subsidiaries (other than the Brink Companies) including, without limitation, any Indebtedness represented by capital leases accrued and payable as of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), plus

                     (C) an amount equal to the aggregate cash receivable
                         by the Brink Companies upon exercise, conversion or exchange of all outstanding options, warrants and other securities convertible into or exchangeable for equity interests of the Brink Companies, which have not been so exercised, converted or exchanged, as of the relevant Determination Date or Repurchase Price Date, plus

                     (D) all Cash Equivalents of the Brink Companies as
                         of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), excluding restricted cash that is not treated as a current asset under GAAP, plus

                     (F) without duplication, an amount equal to all net
                         cash payments from employees of the Brink Companies under notes issued by such employees to the Brink Companies in connection with such employee's acquisition of equity interests in the Brink Companies.

               (ii)  In the event of a Brink Change in Control, the following:

                     (A) the Fair Value of the consideration received, without
                         duplication, for the sale of the equity interests sold by all holders of equity interests in the Brink Companies (as of the date of receipt thereof) in such Brink Change in Control plus

                     (B) if applicable, the Fair Value of any direct or
                         indirect beneficial ownership interest maintained by any holder of equity interests in the Brink Companies or any successor entity immediately after such Brink Change in Control in lieu of the sale or disposition of such interests for cash; PROVIDED, that, in the case of a Brink Change in Control occurring as part of a Public Offering, the Fair Value of any class of equity interests publicly offered shall be the price at which such interests are sold to the public in such Public Offering.

               (iii) In the event of a Consolidated Change in Control, whether involving the Brink Companies, together with one or more but not all of the businesses of the Parent or all of the businesses of the Parent on a consolidated basis, the following:

                     (A) The Attributed Consolidated EBITDA Multiple
                         multiplied by the trailing twelve month
                         Adjusted Brink EBITDA less

                     (B) all principal, interest, fees and premium, if any (to
                         the extent such premium would be payable on the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof)), on all Indebtedness of the Brink Companies recorded as such on the books and records of the Brink Companies (including any Indebtedness owing by the Brink Companies to Parent or any of its Subsidiaries (other than the Brink Companies), including, without limitation, any Indebtedness represented by capital leases accrued and payable as of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), plus

                    (C) an amount equal to the aggregate cash receivable by the Brink Companies upon exercise, conversion or exchange of all outstanding options, warrants and other securities convertible into or exchangeable for equity interests of the Brink Companies, which have not been so exercised, converted or exchanged, as of the relevant Determination Date or Repurchase Price Date, plus

                    (D) all Cash Equivalents of the Brink Companies as of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), excluding restricted cash that is not treated as a current asset under GAAP, plus

                    (E) without duplication, an amount equal to all net cash payments from employees of the Brink Companies under notes issued by such employees to the Brink Companies in connection with such employee's acquisition of equity interests in the Brink Companies.

               "TYPE 1 RESTRICTED OPTIONS" shall mean Restricted Options that the Company may repurchase in accordance with the terms and conditions hereof at the Repurchase Price specified in Section 2(a) because such Restricted Options have not become Type 2 Restricted Options in accordance with Section 3(c); PROVIDED, HOWEVER, that notwithstanding any other provision of this Agreement to the contrary, in the event that a Termination Event occurring at any time results from termination of the Optionholder's employment by the Company or any of its Subsidiaries for Cause or termination by the Optionholder of the Optionholder's employment with the Company (if the Optionholder is then employed by the Company) or any of its Subsidiaries by whom the Optionholder is then employed (unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company) without Employee Good Reason (and not due to death, Disability or Retirement), all of the Restricted Options, whether or not previously converted to Type 2 Restricted Options, shall be deemed to be Type 1 Restricted Options.

               "TYPE 2 RESTRICTED OPTIONS" shall mean Restricted Options as to which the Company's right to repurchase is at the Repurchase Price specified in
Section 2(b) because the Company's right to repurchase at the Repurchase Price specified in Section 2(a) has lapsed pursuant to Section 3(c), subject to the proviso set forth in the definition of "Type 1 Restricted Options" relating to a Termination Event resulting from termination by the Company or any of its Subsidiaries of the Optionholder's employment for Cause or by the Optionholder of the Optionholder's employment with the Company (if the Optionholder is then employed by the Company) or any of the Subsidiaries by whom the Optionholder is then employed without Employee Good Reason (unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company).

               "YEARLY ALLOCABLE RESTRICTED OPTIONS" shall mean one-third (1/3) of the IRR-Based Options; PROVIDED, HOWEVER, that to the extent that the Yearly Allocable Restricted Options for any Measurement Period exceeds the Yearly Restricted Options for such period, then such excess shall be added to the Yearly Allocable Restricted Options for the subsequent Measurement Period.

               "YEARLY RESTRICTED OPTIONS" shall mean the maximum amount of the Yearly Allocable Restricted Options that become Type 2 Restricted Options in respect of the relevant Measurement Period in accordance with Section 3(c)(i)(B)(II) of this Agreement.

               2. OPTION TO REPURCHASE THE RESTRICTED OPTIONS UPON TERMINATION OF THE OPTIONHOLDER'S EMPLOYMENT.

               (a) REPURCHASE OF TYPE 1 RESTRICTED OPTIONS. If the Optionholder's employment with the Parent (if the Optionholder is then employed by the Parent) or any of the Parent's Subsidiaries by whom the Optionholder is then employed terminates for any reason whatsoever, unless termination from less than all of the Parent and its Subsidiaries is otherwise agreed to or requested by the Parent or the Company (the "TERMINATION EVENT"), the Company shall have the option (exercisable at any time within ninety (90) days of the Termination Event by written notice to the Optionholder) to repurchase (or cause its designee to repurchase) from the Optionholder any or all of the Type 1 Restricted Options, at cost, without interest, initially paid by the Optionholder for the Restricted Options.

               (b) REPURCHASE OF TYPE 2 RESTRICTED OPTIONS. If the Optionholder's employment with the Parent (if the Optionholder is then employed by the Parent) or any of the Parent's Subsidiaries by whom the Optionholder is then employed terminates, the Company shall have the option (exercisable at any time within ninety (90) days of the Termination Event by written notice to the Optionholder) to repurchase from the Optionholder (or cause its designee to repurchase) any or all of the Type 2 Restricted Options as follows:

                    (i) Other than in connection with a Brink Change in Control or a Consolidated Change in Control in the event that the Termination Event results from a voluntary termination of the Optionholder's employment by the Optionholder without Cause and without Employee Good Reason, the Repurchase Price per Restricted Option shall be equal to the cost, without interest, initially paid by the Optionholder for the Restricted Options.

                    (ii) Other than in connection with a Brink Change in Control or a Consolidated Change in Control in the event that the Termination Event results from termination of the Optionholder's employment by the Parent or any of its Subsidiaries for Cause the Repurchase Price per Restricted Option shall be equal to the cost, without interest, initially paid by the Optionholder for the Restricted Options.

                    (iii) Other than in connection with a Brink Change in Control or a Consolidated Change in Control in the event that a Termination Event occurring at any time results from termination of the Optionholder's employment at the request of the Company but without Cause the Repurchase Price per Restricted Option shall be the Calculated Option Value of the Type 2 Restricted Options as of the Repurchase Price Date.

                    (iv) In the event the Optionholder's employment terminates in connection with a Brink Change in Control or a Consolidated Change in Control, the Company shall have the right to repurchase Restricted Options only if such Restricted Options have not been sold in the Brink Change in Control or the Consolidated Change in Control in accordance with and subject to the compliance with the requirements of Section 2(d) or 2(e) hereof.

               (c) REPURCHASE OF RESTRICTED OPTIONS. The repurchase of Restricted Options by the Company pursuant to Section 2(a) or 2(b) shall be consummated (the "REPURCHASE EVENT") on the date designated by the Company in a written notice by the Company to the Optionholder of the Company's exercise of its option pursuant to Section 2(a), which date shall not be more than sixty
(60) days after the date of such written notice. The Repurchase Event shall take place at the Company's executive offices. At the Repurchase Event, the Company shall pay the Repurchase Price (as defined below) in the manner specified in
Section 3 hereof and, without any further action by the Optionholder, such Restricted Options shall be assigned to the Company or its nominee, free and clear of any liens or encumbrances. The Company shall be entitled to receive representations and warranties with respect to title, authority and liens and other documentation from the Optionholder, in connection with the repurchase of such Restricted Options.

               (d) TREATMENT OF RESTRICTED OPTIONS IN CONNECTION WITH A BRINK CHANGE IN CONTROL.

                    (i)    Notwithstanding anything herein to the
               contrary, in the event of a Brink Change in Control, the Company shall deliver written notice to the Optionholder not later than five (5) days prior to the consummation of such Brink Change in Control (the "BRINK CHANGE IN CONTROL NOTICE"), specifying the material terms thereof. In the event the Brink Change in Control involves a sale of the equity interests of the Company, then the Optionholder shall have the right and the obligation to, at the option of the Company sell the Options to the ultimate purchaser or sell the Options to the Company or its designee on the same terms, sell the same percentage of Type 2 Restricted Options (out of all Type 2 Restricted Options held by the Optionholder, including those that become Type 2 Restricted Options as a result of the Brink Change in Control) held by Optionholder equal to the percentage of the total equity interests of the Company actually being sold in such Brink Change in Control, upon the same terms and conditions and purchase price as the Persons selling such equity interests in the proposed Brink Change in Control (after taking into account a reduction in proceeds for the Option Exercise Price), and the Optionholder shall comply and sell such Type 2 Restricted Options. If the Brink Change in Control does not involve the sale of equity interests of the Company, then, at the same time as the Brink Change in Control occurs, the Company (or its designee) shall be required to repurchase, and the Optionholder shall be required to sell to the Company (or its designee) all of the Type 2 Restricted Options held by the Optionholder at the Calculated Option Value. If the Brink Change in Control does not involve the sale of equity interests of the Company (and the Optionholder shall not have exchanged the Type 2 Restricted Options for securities of the Person actually being sold in accordance with clause (iv) below), then, at the same time as the Brink Change in Control occurs, the Company (or its designee) shall be required to repurchase, and the Optionholder shall be required to sell to the Company (or its designee) all of the Type 2 Restricted Options held by the Optionholder at the Calculated Option Value.

                    (ii) In the event of a Brink Change in Control the Company shall have the option (exercisable at the same time as the Brink Change in Control occurs by written notice to the Optionholder) to repurchase (or cause its designee to repurchase) from the Optionholder any or all of the Type 1 Restricted Options, at cost, without interest, initially paid by the Optionholder for the Restricted Options.

                    (iii) The closing of any Brink Change in Control shall be held at such time and place as the Company shall reasonably specify. At or at such time after the closing of the Brink Change in Control, the Optionholder shall deliver certificates or such other instruments representing the Restricted Options to be sold (whether to the purchaser in such Brink Change in Control or the Company (or its designee)), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, against payment of the purchase price therefor, and the Type

               2 Restricted Options to be transferred shall be free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable law and this Agreement), and the Optionholder shall so represent and warrant. The Optionholder shall further represent and warrant that it is the record and beneficial owner of such Type 2 Restricted Options and make such additional representations and warranties as shall be customary in transactions of a similar nature.

                    (iv) Notwithstanding anything in this Section 2(d) to the contrary, there shall be no liability on the part of Company (or its Affiliates) to the Optionholder in the event the Brink Change in Control does not occur even if the provisions of this Section 2(d) have been triggered.

                    (v)     In the event the Company notifies the
               Optionholder in writing, indicating the number of shares to be issued under the Type 2 Restricted Options, that, to facilitate a Brink Change in Control, the exercise of the Restricted Options and the sale of the Shares issuable upon exercise thereof (or exchange of Type 2 Restricted Options for equity securities of the Person that is actually being sold in such Brink Change in Control of equivalent value, so long as such exchange does not increase the tax burden on the Optionholder), is necessary or advisable, then the Optionholder shall so exercise such Type 2 Restricted Options (or exchange such Options) in accordance with reasonable written instructions established by the Company; provided that the Shares so issuable (or securities issued in exchange for the Restricted Options) shall be subject to the terms and conditions of this Agreement, including the right of repurchase in favor of the Company (or its designee) and the Optionholder's obligation to participate in any Brink Change in Control on the terms set forth in this Section 2(d). The exercise of the Type 2 Restricted Options will be confirmed by the Optionholder to the Company in writing, indicating the same number of shares to be issued under the Type 2 Restricted Options as mentioned in the notification of the Company as referred to in the first sentence of this sub section (v). The Parties acknowledge and agree that certain formalities under Netherlands law are applicable if the Type 2 Restricted Options will be exercised, the Type 2 Restricted Options will be exchanged or shares issued under the Type 2 Restricted Options will be repurchased and the parties agree to comply with such formalities as necessary to effectuate the terms of this Agreement.

               (e) TREATMENT OF RESTRICTED OPTIONS IN CONNECTION WITH A CONSOLIDATED CHANGE IN CONTROL.

                   (i)     Notwithstanding anything herein to the
               contrary, in the event of a Consolidated Change in Control, the Company shall deliver written notice to the Optionholder not later than five (5) days prior to the consummation of such Consolidated Change in Control (the "CONSOLIDATED CHANGE IN CONTROL NOTICE"), specifying the material terms thereof. In the event the Consolidated Change in Control involves a sale of the equity interests of the Company, then the Optionholder shall have the right and the obligation to, at the option of the

               Company sell the Options to the ultimate purchaser or sell the Options to the Company or its designee on the same terms, sell the same percentage of Type 2 Restricted Options (out of all Type 2 Restricted Options held by the Optionholder, including those that become Type 2 Restricted Options as a result of the Consolidated Change in Control) held by Optionholder equal to the percentage of the total equity interests of actually being sold in such Consolidated Change in Control, upon the same terms and conditions and purchase price as the Persons selling such equity interests in the proposed Consolidated Change in Control (after taking into account a reduction in proceeds for the Option Exercise Price), and the Optionholder shall comply and sell such Type 2 Restricted Options. If the Consolidated Change in Control does not involve the sale of equity interests of the Company (and the Optionholder shall not have exchanged the Type 2 Restricted Options for securities of the Person actually being sold in accordance with clause (iv) below), then, at the same time as the Consolidated Change in Control occurs, the Company (or its designee) shall be required to repurchase, and the Optionholder shall be required to sell to the Company (or its designee) all of the Type 2 Restricted Options held by the Optionholder at the Calculated Option Value.

                    (ii) In the event of a Consolidated Change in Control the Company shall have the option (exercisable at the same time as the Consolidated Change in Control occurs by written notice to the Optionholder) to repurchase (or cause its designee to repurchase) from the Optionholder any or all of the Type 1 Restricted Options, at cost, without interest, initially paid by the Optionholder for the Restricted Options.

                    (iii) The closing of any Consolidated Change in Control shall be held at such time and place as the Company shall reasonably specify. At or at such time after the closing of the Consolidated Change in Control, the Optionholder shall deliver certificates or such other instruments representing the Type 2 Restricted Options to be sold (whether to the purchaser in such Consolidated Change in Control or the Company (or its designee)), duly endorsed for transfer and accompanied by all requisite transfer taxes, if any, against payment of the purchase price therefor, and the Type 2 Restricted Options to be transferred shall be free and clear of any liens, charges, claims or encumbrances (other than restrictions imposed pursuant to applicable law and this Agreement), and the Optionholder shall so represent and warrant. The Optionholder shall further represent and warrant that it is the record and beneficial owner of such Type 2 Restricted Options and make such additional representations and warranties as shall be customary in transactions of a similar nature.

                    (iv) Notwithstanding anything in this Section 2(e) to the contrary, there shall be no liability on the part of Company (or its Affiliates) to the Optionholder in the event the Consolidated Change in Control does not occur even if the provisions of this Section 2(d) have been triggered.

                    (v)     In the event the Company notifies the
               Optionholder in writing, indicating the number of shares to be issued under the Type 2 Restricted Options, that, to facilitate a Consolidated Change in Control, the exercise of the Type 2 Restricted Options and the sale of the Shares issuable upon exercise thereof (or the exchange of Type 2 Restricted Options for equity securities of the Person that is actually being sold in such Consolidated Change in Control of equivalent value, so long as such exchange does not increase the tax burden on the Optionholder) is necessary or advisable, then the Optionholder shall so exercise such Restricted Options (or exchange such Options) in accordance with reasonable written instructions established by the Company; provided that the Shares so issuable (or the securities issued in exchange for the Restricted
               Options) shall be subject to the terms and conditions of this Agreement, including the right of repurchase in favor of the Company (or its designee) and the Optionholder's obligation to participate in any Consolidated Change in Control on the terms set forth in this Section 2(e). The exercise of the Type 2 Restricted Options will be confirmed by the Optionholder to the Company in writing, indicating the same number of shares to be issued under the Type 2 Restricted Options as mentioned in the notification of the Company as referred to in the first sentence of this sub section (v). The Parties acknowledge and agree that certain formalities under Netherlands law are applicable if the Type 2 Restricted Options will be exercised, the Type 2 Restricted Options will be exchanged or shares issued under the Type 2 Restricted Options will be repurchased and the parties agree to comply with such formalities as necessary to effectuate the terms of this Agreement.

               3. REPURCHASE, AND REPURCHASE PRICE FOR THE RESTRICTED OPTIONS; RIGHTS OF HOLDERS OF RESTRICTED OPTIONS.

               (a) REPURCHASE PRICE DATE. The repurchase price to be paid by the Company for the Restricted Options pursuant to Section 2 hereof (the "REPURCHASE PRICE") shall, except in the case of a Brink Change in Control, where the repurchase price shall be governed by Sections 2(d) and 3(f), and in the case of a Consolidated Change in Control, where the repurchase price shall be governed by Sections 2(e) and 3(f), be determined as of the last day of the quarter immediately preceding the Termination Date (the "REPURCHASE PRICE DATE").

               (b) GOOD FAITH DETERMINATION. All determinations with respect to the Repurchase Price or any other matters arising out of or relating to this Agreement shall be made in good faith by the Board in accordance with this Agreement.

               (c) DETERMINATION OF TYPE 1 RESTRICTED OPTIONS AND TYPE 2 RESTRICTED OPTIONS. All Restricted Options shall initially be Type 1 Restricted Options. Restricted Options shall only become Type 2 Restricted Options in accordance with the terms and conditions of Section 3(c)(i) subject to the proviso set forth in the definition of "Type 1 Restricted Options" relating to a Termination Event resulting from termination by the Parent or any of the Subsidiaries by whom the Optionholder is then employed for Cause or termination by the Optionholder of his employment by the Parent (if the Optionholder is then employed by the Parent) or any of Parent's Subsidiaries by whom the Optionholder is then employed without Employee Good Reason (other than because of death, Disability or Retirement), unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company.

                    (i) (A) Subject to the ordering rule set forth in
               the last sentence of this Section 3(c)(i)(A), in the event of a Brink Change in Control or a Consolidated Change in Control, all Time-Based Options that have not yet converted to Type 2 Restricted Options shall automatically become Type 2 Restricted Options and the IRR -Based Options, to the extent not already Type 2 Restricted Options, shall become Type 2 Restricted Options to the extent that the Brink Parent achieves an IRR at least equal to the IRR Target in connection with the Brink Change in Control or a Consolidated Change in Control. The IRR shall be computed by first assuming that Type 1 Restricted Options become Type 2 Restricted Options on a Restricted Option-by-Restricted Option basis, such that Type 1 Restricted Options shall actually become Type 2 Restricted Options only with respect to that portion of the Restricted Options that permit the IRR Target to be satisfied.

                        (B) Notwithstanding Section 3(c)(i)(A), as
               long as a Brink Change in Control or Combined Change in Control has not occurred on or before the Third Anniversary, the Restricted Options shall become Type 2 Restricted Options as follows:

                            (I) one third (1/3) of the Time-Based Options shall
                    automatically become Type 2 Restricted Options on each of the First, Second and Third Anniversaries, respectively;

                            (II) the Yearly Allocable Restricted Options shall,
                    subject to the ordering rule set forth in the last sentence of this Section 3(c)(i)(B)(II), become Type 2 Restricted Options as of each of the First, Second and Third Anniversaries respectively, to the extent that Brink Parent achieves an IRR at least equal to the IRR Target as of such Determination Date. Furthermore, the IRR shall be computed by first assuming that Type 1 Restricted Options become Type 2 Restricted Options on a Restricted Option-by-Restricted Option basis, such that Type 1 Restricted Options shall actually become Type 2
                    Restricted Options only with respect to that portion of the Restricted Options that permit the IRR target to be satisfied; PROVIDED, THAT, any Yearly Allocable Restricted Options that do not become Type 2 Restricted Options by the Third Anniversary shall never become Type 2 Restricted Options.

                    (ii) For the avoidance of doubt, any of the Type 1 Restricted Options that have not become Type 2 Restricted Options as of the Termination Date in accordance with Section 3(c)(i) may never become Type 2 Restricted Options and shall be deemed cancelled and forfeited without the action of any person.

               The Company shall be entitled to deduct from such Repurchase Price any taxes or other charges it is required to withhold or deduct pursuant to applicable law.

               (d) MANNER OF PAYMENT. The Company shall pay the Repurchase Price for the Restricted Options in cash. Notwithstanding anything in the immediately preceding sentence to the contrary, the Company may pay the Repurchase Price for such Restricted Options by offsetting amounts outstanding under any indebtedness or obligations owed by the Optionholder to the Company or any other Subsidiary of the Parent, including the promissory notes referenced in the Brink Subscription Agreement. Notwithstanding any other provision in this Agreement, the obligation of the Company to pay the Repurchase Price, other than in connection with a Brink Change in Control or a Consolidated Change in Control, shall be subject to (x) the applicable restrictions under applicable law and those contained in (i) the constituent documents of the Company and (ii) the agreements, indentures or other instruments reflecting Indebtedness of the Parent and its Subsidiaries (each as amended from time to time, and, for the avoidance of doubt, including any credit agreements or other agreements resulting from a refinancing thereof, collectively, the "FACILITIES AGREEMENTS") and (y) the absence of a default or event of default under the Facilities Agreements (without giving effect to any waiver thereof by the lenders party thereto, unless otherwise expressly agreed to for purposes of this Agreement by the Parent) (with the limitations referred to in clauses (x) and (y) of this
Section 3(d) being herein called the "REPURCHASE RESTRICTIONS"). In the event that the Company is not able to repurchase the Restricted Options or any portion thereof as a result of any Repurchase Restriction, the Company's option to repurchase such Restricted Options shall be extended so as to expire ninety (90) days after all Repurchase Restrictions have lapsed.

               (e) RIGHTS OF HOLDERS OF RESTRICTED OPTIONS. The Optionholder acknowledges and agrees that it shall have no rights as an equity holder of the Company with respect to the Restricted Options, including any rights to distributions, allocations of income and losses or other rights under the constituent documents of the Company.

               (f) DETERMINATIONS. Notwithstanding anything herein to the contrary, all determinations made hereunder with respect to the IRR-Based Options shall be made based on and following completion of the consolidated annual audited financial statements of the Company for the relevant period and, to the extent any IRR-Based Options shall be determined to have become Type 2 Restricted Options based on the calculations set forth in such financial statements, such IRR-Based Options shall be deemed to have Type 2 Restricted Options effective as of December 31 of the calendar year to which such financial statements relate.

               (g) CURRENCY. All determinations hereunder shall be made in Euros, except that to the extent that payments made by the Optionholder in any Brink Change in Control or Consolidated Change in Control are denominated in another currency, then determinations shall be made in such currency and converted as of the relevant determination date on the basis of the exchange rate set forth in the Wall Street Journal on such date.

               4. ADJUSTMENTS. If at any time and from time to time after the date hereof, the Existing Senior Credit Facility is refinanced or replaced in such a manner so as to (i) increase the principal amount outstanding under the term and revolving loan Indebtedness thereunder attributable to the Brink Companies on the date of refinancing by more than 5% from the amounts outstanding on that date, the Company shall issue to the Optionholder additional Restricted Options which shall be subject to the terms of this Agreement so that the implied value of the Restricted Options as of the Starting Date shall not be adversely affected by the increase in Indebtedness attributable to the Brink Companies in connection with the refinancing and (ii) decrease the principal amount outstanding under the term and revolving loan Indebtedness thereunder attributable to the Brink Companies on the date of refinancing by more than 5% from the amounts outstanding on that date, the Optionholder shall return to the Company that number of Restricted Options as are necessary to ensure that the implied value of the Restricted Options as of the Starting Date shall not be improved as a result of the reduction in Indebtedness attributable to the Brink Companies in connection with the refinancing.

               5. TERM AND EXERCISE OF OPTIONS. The Company and the Optionholder agree that the term of the Options shall be indefinite. The Optionholder agrees that the Options shall not be exercisable for Shares, except and only to the extent expressly provided in this Agreement.

               6. REMEDIES. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Optionholder acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her obligations under this Agreement and that the Company may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

               7. AMENDMENT. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of the Optionholder and the Company.

               8. SUCCESSORS AND ASSIGNS. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

               9. SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

               10. COUNTERPARTS. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

               11. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

               12. GOVERNING LAW. This Agreement, and the legal relations between the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed solely within such state without regard to conflicts of laws principles.

               13. NOTICES. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by prepaid cable, telex or telecopier (provided that a copy is sent at about the same time by registered mail, return receipt requested), or (c) three (3) days after mailing, if sent by Express Mail, Fed Ex or other express delivery service to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

                  If to the Optionholder, to:

                  At his address as set forth on the books and records of the Company.

                  If to the Company, to:

                  Brink International B.V.
                  Postbus 24, 7950 AA Staphorst
                  Industrieweg 5, 7951 CX
                  Staphorst, The Netherlands
                  Attention:  Chief Financial Officer
                  Telecopier No: 011-31 (0)522 469 209

                  with copies to:

                  CHAAS Holdings, LLC
                  c/o Castle Harlan, Inc.
                  150 East 58th Street
                  New York, NY 10155
                  Attention:  Marcel Fournier
                              Howard Weiss
                  Telecopier No.:  (212) 207-8042



                  Schulte Roth & Zabel LLP
                  919 Third Avenue
                  New York, NY  10022
                  Attention: Andre Weiss, Esq. and Robert Goldstein, Esq. Telecopier No.: (212) 593-5955

               14. JURISDICTION. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Optionholder hereby accepts for himself and in respect of his property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Optionholder further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by guaranteed overnight courier to the Optionholder at his address set forth in Section 13 hereof, such service to become effective seven (7) days after such mailing. Nothing herein shall affect the right of the Company to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Optionholder in any other jurisdiction. The Optionholder hereby irrevocably waives any objection which he may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

               15. WAIVER OF JURY TRIAL. The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 15 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

               16. ENTIRE AGREEMENT. This Agreement constitutes the entire understanding between the Optionholder and the Company with respect to the subject matter hereof and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

               17. GENDER. Whenever used in this Agreement, the masculine gender includes the feminine.

               18. COMPANY OBLIGATIONS. The Optionholder agrees that the Company may cause one or more of its Subsidiaries or Subsidiaries of the Parent to fulfill the Company's obligations to make payments under this Agreement.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                           Brink International B.V.



                                           By:/s/ Wim Rengelink
                                              --------------------------------
                                              Name:  Wim Rengelink
                                              Title: CFO



                                           Gerrit DeGraaf, as the Optionholder


                                                  /s/ Gerrit de Graff
                                           -----------------------------------

                                   APPENDIX A

                               IRR TARGET SCHEDULE

                      Proportion of                          Proportion of
                           IRR                                    IRR
    Monthly           based options          Monthly         based options
      IRR              being tested            IRR           being tested
 THRESHOLD (%)       ABLE TO CONVERT      THRESHOLD (%)      ABLE TO CONVERT
 -------------       ---------------      -------------      ---------------

<1.5309470%                0.00%          1.7813498%              81.33%
 1.5309470%               33.33%          1.7882095%              82.67%
 1.5379951%               34.67%          1.7950641%              84.00%
 1.5450378%               36.00%          1.8019137%              85.33%
 1.5520751%               37.33%          1.8087582%              86.67%
 1.5591071%               38.67%          1.8155977%              88.00%
 1.5661337%               40.00%          1.8224321%              89.33%
 1.5731550%               41.33%          1.8292615%              90.67%
 1.5801709%               42.67%          1.8360858%              92.00%
 1.5871815%               44.00%          1.8429051%              93.33%
 1.5941868%               45.33%          1.8497194%              94.67%
 1.6011868%               46.67%          1.8565287%              96.00%
 1.6081815%               48.00%          1.8633330%              97.33%
 1.6151708%               49.33%          1.8701322%              98.67%
 1.6221549%               50.67%          1.8769265%             100.00%
 1.6291338%               52.00%         >1.8769265%             100.00%
 1.6361073%               53.33%
 1.6430756%               54.67%
 1.6500387%               56.00%
 1.6569965%               57.33%
 1.6639490%               58.67%
 1.6708964%               60.00%
 1.6778385%               61.33%
 1.6847754%               62.67%
 1.6917071%               64.00%
 1.6986337%               65.33%
 1.7055550%               66.67%
 1.7124712%               68.00%
 1.7193821%               69.33%
 1.7262880%               70.67%
 1.7331886%               72.00%
 1.7400842%               73.33%
 1.7469746%               74.67%
 1.7538598%               76.00%
 1.7607400%               77.33%
 1.7676150%               78.67%
 1.7744849%               80.00%